Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form F-4 of Embed Financial Group Holdings (the “Registration Statement”) of our report dated March 30, 2026, relating to the financial statements of WinVest Acquisition Corp. (the “Company”) appearing in the Registration Statement for the years ended December 31, 2025 and 2024. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

BCRG Group

Irvine, California

May 27, 2026